UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  February 17, 2010

InfoLogix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-125575	20-1983837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 E. County Line Road, Hatboro, Pennsylvania	19040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (215) 604-0691

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On February 19, 2010, InfoLogix, Inc. (the “Company”) and its subsidiaries (collectively, the “Borrowers”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Loan and Security Agreement dated November 20, 2009 (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”).  Under the Amendment, the Borrowers may request up to $3 million for use in purchasing equipment (the “Equipment Loan”).  The Borrowers may borrow, in minimum increments of $250,000, under the Equipment Loan subject to valid, verified purchase orders acceptable to Hercules from suppliers approved by Hercules in its sole discretion.  In connection with any advances, the Borrowers will be charged a fee of 3% of the purchase price identified in the relevant purchase orders (the “Fee”).

All customer receipts related to sales of products financed under the Equipment Loan will be placed in a lockbox account under the exclusive control of Hercules.  Hercules will apply customer receipts as follows: 103% of the purchase price identified in the relevant purchase orders relating to each item for which payment has been received first, to the Fee, second, to the outstanding principal on the Equipment Loan, and third, to all other obligations on or relating to the Equipment Loan.  After such application, any excess amounts in the lockbox will be returned to the Borrowers provided that no event of default exists or could reasonably be expected to exist (with the passage of time or the giving of notice or both).  If an event of default exists or could reasonably be expected to exist, Hercules may apply the excess amount in the lockbox to the Equipment Loan or any other obligations under the Loan Agreement.  The Borrowers granted Hercules the right to factor any customer receivables related to sales of products financed under the Equipment Loan.  In the event Hercules chooses to factor any of the receivables, any factoring costs will be deducted from amounts that the Borrowers would ultimately receive from the lockbox collections.

The Equipment Loan bears interest at a rate of 1.5% per month.  Failure to maintain specified financial covenants under the Loan Agreement, as well as certain other events, are events of default under the Amendment.  The commitment terminates on April 30, 2010.  All amounts outstanding on the Equipment Loan mature upon the earlier of collection of all related customer receivables or December 31, 2010.

The description of the Amendment does not purport to be complete and is qualified by reference to the Amendment, which is attached to this report as Exhibit 4.1 and incorporated herein by reference.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2010, Wayne D. Hoch resigned as a director of the Company.  His resignation was not due to any disagreement with the Company.  As of the date of his resignation, Mr. Hoch was the Chairman and the “audit committee financial expert” (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K as adopted by the Securities and Exchange Commission) of the Audit Committee of the Board of Directors, as well as a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.

The Company is currently conducting a search to fill the Board of Directors and committee vacancies resulting from Mr. Hoch’s resignation.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits

4.1           Amendment No. 1, dated as of February 19, 2010, to the Amended and Restated Loan and Security Agreement, dated as of November 20, 2009, by and among InfoLogix, Inc., InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition, LLC, and InfoLogix — DDMS, Inc., as Borrowers, and Hercules Technology Growth Capital, Inc., as Lender.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOLOGIX, INC.

Date: February 23, 2010	By:	/s/ John A. Roberts
John A. Roberts
Chief Financial Officer

Exhibit Index

4.1           Amendment No. 1, dated as of February 19, 2010, to the Amended and Restated Loan and Security Agreement, dated as of November 20, 2009, by and among InfoLogix, Inc., InfoLogix Systems Corporation, Embedded Technologies, LLC, Opt Acquisition, LLC, and InfoLogix — DDMS, Inc., as Borrowers, and Hercules Technology Growth Capital, Inc., as Lender.